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                                                                    EXHIBIT 8.1


                       FORM OF FEDERAL INCOME TAX OPINION





[TO BE DATED THE EFFECTIVE
TIME OF THE MERGER]



St. Francis Capital Corporation
13400 Bishops Lane
Suite 350
Brookfield, WI  53005-6203

Reliance Bancshares, Inc.
3140 S. 27th Street
Milwaukee, WI  53215

Ladies and Gentlemen:

         We have acted as counsel to St. Francis Capital Corporation ("St. Francis") in connection with the proposed merger (the "Merger") of Reliance Bancshares, Inc. ("Reliance"), with and into St. Francis, together with the proposed merger of Reliance Savings Bank with and into St. Francis Bank, F.S.B. ("St. Francis Bank") (the "Bank Merger"), pursuant to the terms of the Agreement and Plan of Reorganization (the "Agreement") dated June 30, 1998 between St. Francis and Reliance. At your request and pursuant to Section 7.02 of the Agreement, we are rendering our opinion on certain federal income tax consequences of the Merger and the Bank Merger.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Proxy Statement-Prospectus of St. Francis and Reliance dated _____________, 1998 (the "Proxy Statement-Prospectus") and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering this opinion, we also have received and relied upon the written factual representations of St. Francis, Reliance, St. Francis Bank and Reliance Savings Bank as to, among other things, the satisfaction of the


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St. Francis Capital Corporation
Reliance Bancshares, Inc.
[To be dated....]
Page 2



requirements of "continuity of shareholder interest" and "continuity of business enterprise," which factual representations we have neither investigated nor verified.

         We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Proxy Statement-Prospectus and that the Merger and Bank Merger will qualify as statutory mergers under the applicable laws of the United States and the State of Wisconsin.

         Based upon and subject to the foregoing, the discussion contained in the Proxy Statement-Prospectus under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences concerning the Merger and the Bank Merger, as well as the consequences applicable to the holders of Reliance stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to our opinion or that our opinion will be upheld if challenged by the Internal Revenue Service. Our opinion is not, nor should it be construed or relied upon as, a guarantee.

         This opinion is given as of the date hereof, it is intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date of this opinion that would alter the opinion rendered herein. As explained above, our opinion is based on the documents, representations and assumptions referred to herein. If any such document, representation or assumption is inaccurate in any material respect now or at the Effective Time (as defined in the Agreement), our opinion may become inapplicable.

         We consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11


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St. Francis Capital Corporation
Reliance Bancshares, Inc.
[To be dated....]
Page 3


of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                                        Very truly yours,

                                                  MICHAEL BEST & FRIEDRICH LLP